Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-190221, 333-100070, 333-120657, 333-162465, 333-214907, 333-219587 and 333-219588 on Form S-8 and Registration Statement No. 333-214202 on Form S-3 of our reports dated March 16, 2018, relating to the financial statements of Novelion Therapeutics Inc. and subsidiaries (the “Company”) and the effectiveness of Novelion Therapeutics Inc.’s internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness), appearing in this Annual Report on Form 10-K of Novelion Therapeutics Inc. for the year ended December 31, 2017.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
March 16, 2018